Exhibit 99.1
NVR, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS

January 30, 2024, Reston, VA—NVR, Inc. (NYSE: NVR), one of the nation’s largest homebuilding and mortgage banking companies, announced net income for its fourth quarter ended December 31, 2023 of $410.1 million, or $121.56 per diluted share. Net income and diluted earnings per share for the fourth quarter ended December 31, 2023 decreased 10% and 9%, respectively, when compared to 2022 fourth quarter net income of $454.8 million, or $133.44 per diluted share. Consolidated revenues for the fourth quarter of 2023 totaled $2.43 billion, which decreased 10% from $2.71 billion in the fourth quarter of 2022.
For the year ended December 31, 2023, consolidated revenues were $9.52 billion, a 10% decrease from $10.53 billion reported in 2022. Net income for the year ended December 31, 2023 was $1.59 billion, a decrease of 8% when compared to net income for the year ended December 31, 2022 of $1.73 billion. Diluted earnings per share for the year ended December 31, 2023 was $463.31, a decrease of 6% from $491.82 per diluted share for 2022.
Homebuilding
New orders in the fourth quarter of 2023 increased by 25% to 5,190 units, when compared to 4,153 units in the fourth quarter of 2022. The average sales price of new orders in the fourth quarter of 2023 was $450,900, a decrease of 2% when compared with the fourth quarter of 2022. The cancellation rate in the fourth quarter of 2023 was 13% compared to 18% in the fourth quarter of 2022. Settlements in the fourth quarter of 2023 decreased by 7% to 5,332 units, compared to 5,749 units in the fourth quarter of 2022. The average settlement price in the fourth quarter of 2023 was $447,600, a decrease of 4% when compared with the fourth quarter of 2022. Our backlog of homes sold but not settled as of December 31, 2023 increased on a unit basis by 12% to 10,229 units and increased on a dollar basis by 10% to $4.76 billion when compared to the respective backlog unit and dollar balances as of December 31, 2022.
Homebuilding revenues of $2.39 billion in the fourth quarter of 2023 decreased by 11% compared to homebuilding revenues of $2.67 billion in the fourth quarter of 2022. Gross profit margin in the fourth quarter of 2023 decreased to 24.1%, compared to 25.3% in the fourth quarter of 2022. Income before tax from the homebuilding segment totaled $454.3 million in the fourth quarter of 2023, a decrease of 17% when compared to the fourth quarter of 2022.
New orders for the year ended December 31, 2023 increased by 13% to 21,729 units, compared to 19,164 units in 2022. Settlements for the year ended December 31, 2023 decreased by 9% to 20,662 units, compared to 22,732 units settled in 2022. Homebuilding revenues for the year ended December 31, 2023 totaled $9.31 billion, a 10% decrease from 2022. Gross profit margin for the year ended December 31, 2023 decreased to 24.3%, compared to 25.8% in 2022. Income before tax for the homebuilding segment decreased 16% for the year ended December 31, 2023 to $1.80 billion, compared to $2.13 billion in 2022.
Mortgage Banking
Mortgage closed loan production in the fourth quarter of 2023 totaled $1.50 billion, a decrease of 2% when compared to the fourth quarter of 2022. Income before tax from the mortgage banking segment totaled $29.7 million in the fourth quarter of 2023, an increase of 12% when compared to $26.4 million in the fourth quarter of 2022.
Mortgage closed loan production for the year ended December 31, 2023 decreased 9% to $5.74 billion. Income before tax from the mortgage banking segment for the year ended December 31, 2023 increased 9% to $132.8 million from $122.2 million in 2022.
Effective Tax Rate
Our effective tax rate for the three and twelve months ended December 31, 2023 was 15.3% and 17.5%, respectively, compared to 20.9% and 23.4% for the three and twelve months ended December 31, 2022, respectively. The decrease in the effective tax rate in each period is primarily attributable to a higher income tax benefit recognized for excess tax benefits from stock option exercises, which totaled $42.5 million and $153.6 million for the three and twelve months ended December 31, 2023, respectively, and $22.6 million and $50.3 million for the three and twelve months ended December 31, 2022, respectively.

About NVR
NVR, Inc. operates in two business segments: homebuilding and mortgage banking. The homebuilding segment sells and builds homes under the Ryan Homes, NVHomes and Heartland Homes trade names, and operates in thirty-six metropolitan areas in fifteen states and Washington, D.C. For more information about NVR, Inc. and its brands, see www.nvrinc.com, www.ryanhomes.com, www.nvhomes.com and www.heartlandluxuryhomes.com.
Some of the statements in this release made by the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should” or “anticipates” or the negative thereof or other comparable terminology. All statements other than of historical facts are forward-looking statements. Forward-looking statements contained in this document may include those regarding market trends, NVR’s financial position and financial results, business strategy, the outcome of pending litigation, investigations or similar contingencies, projected plans and objectives of management for future operations. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of NVR to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements. Such risk factors include, but are not limited to the following: general economic and business conditions (on both a national and regional level); interest rate changes; access to suitable financing by NVR and NVR’s customers; increased regulation in the mortgage banking industry; the ability of our mortgage banking subsidiary to sell loans it originates into the secondary market; competition; the availability and cost of land and other raw materials used by NVR in its homebuilding operations; shortages of labor; the economic impact of a major epidemic or pandemic; weather related slow-downs; building moratoriums; governmental regulation; fluctuation and volatility of stock and other financial markets; mortgage financing availability; and other factors over which NVR has little or no control. NVR undertakes no obligation to update such forward-looking statements except as required by law.

NVR, Inc.
Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
	(unaudited)	(unaudited)	(unaudited)
Homebuilding:
Revenues	$2,387,094	$2,668,036	$9,314,605	$10,326,770
Other income	40,891	21,592	148,010	37,038
Cost of sales	(1,812,968)	(1,993,722)	(7,051,198)	(7,662,271)
Selling, general and administrative	(154,086)	(140,995)	(588,962)	(532,353)
Operating income	460,931	554,911	1,822,455	2,169,184
Interest expense	(6,618)	(6,630)	(26,875)	(38,140)
Homebuilding income	454,313	548,281	1,795,580	2,131,044

Mortgage Banking:
Mortgage banking fees	45,476	44,146	203,597	199,664
Interest income	4,779	3,570	16,687	11,853
Other income	1,189	1,294	4,449	4,963
General and administrative	(21,537)	(22,300)	(91,075)	(92,946)
Interest expense	(173)	(269)	(865)	(1,384)
Mortgage banking income	29,734	26,441	132,793	122,150

Income before taxes	484,047	574,722	1,928,373	2,253,194
Income tax expense	(73,972)	(119,954)	(336,762)	(527,619)

Net income	$410,075	$454,768	$1,591,611	$1,725,575

Basic earnings per share	$128.46	$141.82	$491.52	$525.20

Diluted earnings per share	$121.56	$133.44	$463.31	$491.82

Basic weighted average shares outstanding	3,192	3,207	3,238	3,286

Diluted weighted average shares outstanding	3,373	3,408	3,435	3,509

NVR, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31, 2023	December 31, 2022
	(unaudited)
ASSETS
Homebuilding:
Cash and cash equivalents	$3,126,472	$2,503,424
Restricted cash	41,483	48,455
Receivables	29,000	20,842
Inventory:
Lots and housing units, covered under sales agreements with customers	1,674,686	1,554,955
Unsold lots and housing units	214,666	181,952
Land under development	36,895	27,100
Building materials and other	23,903	24,268
	1,950,150	1,788,275

Contract land deposits, net	576,551	496,080
Property, plant and equipment, net	63,716	57,950
Operating lease right-of-use assets	70,384	71,081
Reorganization value in excess of amounts allocable to identifiable assets, net	41,580	41,580
Deferred tax assets, net	148,005	143,585
Other assets	94,746	75,898
	6,142,087	5,247,170
Mortgage Banking:
Cash and cash equivalents	36,422	19,415
Restricted cash	11,067	2,974
Mortgage loans held for sale, net	222,560	316,806
Property and equipment, net	6,348	3,559
Operating lease right-of-use assets	23,541	16,011
Reorganization value in excess of amounts allocable to identifiable assets, net	7,347	7,347
Other assets	152,385	47,691
	459,670	413,803
Total assets	$6,601,757	$5,660,973

NVR, Inc.
Consolidated Balance Sheets (Continued)
(in thousands, except share and per share data)

	December 31, 2023	December 31, 2022
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
Homebuilding:
Accounts payable	$347,738	$334,016
Accrued expenses and other liabilities	413,043	437,234
Customer deposits	334,441	313,804
Operating lease liabilities	75,797	75,818
Senior notes	913,027	914,888
	2,084,046	2,075,760
Mortgage Banking:
Accounts payable and other liabilities	127,511	61,396
Operating lease liabilities	25,475	16,968
	152,986	78,364
Total liabilities	2,237,032	2,154,124

Commitments and contingencies

Shareholders' equity:
Common stock, $0.01 par value; 60,000,000 shares authorized; 20,555,330 shares issued as of both December 31, 2023 and December 31, 2022	206	206
Additional paid-in capital	2,848,528	2,600,014
Deferred compensation trust – 106,697 shares of NVR, Inc. common stock as of both December 31, 2023 and December 31, 2022	(16,710)	(16,710)
Deferred compensation liability	16,710	16,710
Retained earnings	13,365,025	11,773,414
Less treasury stock at cost – 17,360,454 and 17,336,397 shares as of December 31, 2023 and December 31, 2022, respectively	(11,849,034)	(10,866,785)
Total shareholders' equity	4,364,725	3,506,849
Total liabilities and shareholders' equity	$6,601,757	$5,660,973

NVR, Inc.
Operating Activity
(dollars in thousands)
(unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2023		2022		2023		2022
	Units	Average Price	Units	Average Price	Units	Average Price	Units	Average Price
New orders, net of cancellations:
Mid Atlantic (1)	2,029	$500.9	1,836	$525.0	8,434	$515.5	7,816	$526.6
North East (2)	526	$597.7	430	$573.6	1,879	$573.2	1,679	$528.3
Mid East (3)	942	$412.2	741	$381.8	4,514	$396.5	4,344	$400.5
South East (4)	1,693	$366.9	1,146	$360.3	6,902	$366.4	5,325	$399.4
Total	5,190	$450.9	4,153	$459.0	21,729	$448.4	19,164	$462.8

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2023		2022		2023		2022
	Units	Average Price	Units	Average Price	Units	Average Price	Units	Average Price
Settlements:
Mid Atlantic (1)	2,008	$519.5	2,153	$526.6	8,032	$521.5	9,042	$527.1
North East (2)	465	$567.1	456	$503.4	1,736	$546.2	1,763	$506.3
Mid East (3)	1,126	$391.3	1,484	$400.5	4,391	$392.4	5,518	$389.1
South East (4)	1,733	$368.9	1,656	$428.7	6,503	$377.2	6,409	$393.3
Total	5,332	$447.6	5,749	$464.0	20,662	$450.7	22,732	$454.3

	As of December 31,
	2023		2022
	Units	Average Price	Units	Average Price
Backlog:
Mid Atlantic (1)	4,094	$522.5	3,692	$536.3
North East (2)	1,028	$602.0	885	$553.9
Mid East (3)	1,976	$412.1	1,853	$403.2
South East (4)	3,131	$378.4	2,732	$405.7
Total	10,229	$465.0	9,162	$472.2

NVR, Inc.
Operating Activity (Continued)
(dollars in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Average active communities:
Mid Atlantic (1)	167	169	166	160
North East (2)	36	37	36	36
Mid East (3)	105	127	110	126
South East (4)	130	95	115	93
Total	438	428	427	415

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Homebuilding data:
New order cancellation rate	13.0%	18.4%	12.8%	14.2%
Lots controlled at end of period			141,500	131,900

Mortgage banking data:
Loan closings	$1,496,003	$1,524,665	$5,736,532	$6,313,416
Capture rate	88%	80%	87%	83%

Common stock information:
Shares outstanding at end of period			3,194,876	3,218,933
Number of shares repurchased	46,748	28,504	181,499	323,652
Aggregate cost of shares repurchased	$286,428	$116,165	$1,081,815	$1,500,358

(1)	Maryland, Virginia, West Virginia, Delaware and Washington, D.C.
(2)	New Jersey and Eastern Pennsylvania
(3)	New York, Ohio, Western Pennsylvania, Indiana and Illinois
(4)	North Carolina, South Carolina, Tennessee, Florida and Georgia

Investor Relations Contact:
Curt McKay
(703) 956-4058
ir@nvrinc.com